EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-61407, 33-28520, 33-45582, 333-91774, 333-97529, and 333-108179 on Form S-8 and in Registration Statement Nos. 33-51284, 33-63855 and 333-84322 on Form S-3 of our report dated September 29, 2006, relating to the financial statements and financial statement schedule of Ferro Corporation and of our report on internal control over financial reporting dated September 29, 2006 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Ferro Corporation for the year ended December 31, 2005.

/s/  Deloitte & Touche LLP
Deloitte & Touche LLP
Cleveland, Ohio

September 29, 2006